Exhibit 99.3 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: January 17, 2008

This investor update provides Continental's guidance for the first quarter 2008 and the full year 2008, as well as certain historical information pertaining to the fourth quarter 2007.

Six Week Outlook
Demand throughout all regions remains strong and yields continue to run higher than last year as the Company has been able to recapture a portion of the rising cost of fuel through increased fares and/or higher fuel surcharges, without experiencing any material drop-off in demand. The Company is comfortable with its forward bookings over the next six weeks. Consolidated domestic bookings are running 1 - 2 points ahead of last year and Latin bookings are about 2 points ahead of last year. Both Transatlantic and Pacific bookings are running slightly behind last year, however, much of this gap is expected to narrow by the end of the quarter.

For the first quarter, the Company expects both its consolidated and mainline load factors to be up about a half point year-over-year ("yoy").

Targeted Unrestricted Cash and Short Term Investments Balance
Continental anticipates ending the first quarter of 2008 with an unrestricted cash and short-term investments balance of between $2.8 and $2.9 billion.

Cargo, Mail, and Other Revenue
Continental estimates Cargo, Mail, and Other Revenue will be between $320 and $330 million for the first quarter 2008.

Available Seat Miles (ASMs)	2008 Estimate Year-over-Year % Change
1st Qtr.(E)
Mainline Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated Domestic International Total Consolidated	(0.5)% 5.6% 16.8% 2.7% 4.5% 0.8% (0.2)% 10.0% 4.1%

For the full year 2008, Continental expects to grow its mainline capacity (ASMs) by approximately 2% - 3% year-over-year with mainline domestic capacity expected to be down slightly yoy.

Load Factor	2008 Estimate
	1st Qtr.(E)	Full Year (E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	82 - 83% 81 - 82% 73 - 74% 77 - 78% 79 - 80% 76 - 77% 79 - 80%	84 - 85% 81 - 82% 79 - 80% 79 - 80% 82 - 83% 78 - 79% 81 - 82%

Continental's month-to-date Consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page at continental.com in the Investor Relations section under the About Continental menu.

Fourth Quarter 2007 Domestic Performance on a hub by hub basis
Continental's fourth quarter 2007 consolidated domestic capacity and traffic at its New York Liberty hub was about flat yoy. Transcon capacity, which is a subset of New York Liberty capacity, was up 4.0% yoy in the fourth quarter while traffic was about flat, resulting in a load factor decline of approximately 3 pts. Consolidated domestic capacity at its Houston hub was up 1.2% yoy, with traffic about flat, resulting in a load factor decline of 0.9 pts. Consolidated domestic capacity at its Cleveland hub was up 10.8% yoy, with traffic up 8.7%, resulting in a load factor decline of 1.6 pts.

Pension Expense and Contributions
Last week, Continental contributed $60 million to its qualified defined benefit pension plans. The Company plans to contribute $257 million to its qualified defined benefit pension plans during 2008, but the Company has the flexibility to fund only the minimum requirement of $140 million during the year.

Continental estimates its non-cash pension expense will be approximately $90 million for the year.

Mainline Operating Statistics	2008 Estimate (cents)
	1st Qtr.(E)	Full Year(E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	11.76 - 11.81 - 11.76 - 11.81 (4.01) 7.75 - 7.80	11.53 - 11.58 - 11.53 - 11.58 (4.00) 7.53 - 7.58

Consolidated Operating Statistics	2008 Estimate (cents)
	1st Qtr.(E)	Full Year (E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	12.73 - 12.78 - 12.73 - 12.78 (4.29) 8.44 - 8.49	12.49 - 12.54 - 12.49 - 12.54 (4.30) 8.19 - 8.24

Stock Based Compensation
Continental expects to record stock option expense of approximately $4 million for the first quarter 2008 and $13 million for the full year 2008.

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations. The closing stock price of $22.25 on December 31, 2007 was used in estimating the expense impact of the awards for the Company's 2008 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from December 31, 2007 will result in an increase or decrease of approximately $4 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the first quarter 2008. For more information regarding these awards, including performance periods and how the Company accrues for the awards, please see the Company's 2006 Form 10-K.

Fuel Gallons Consumed	2008 Estimate
	1st Qtr.(E)	Full Year (E)
Mainline Regional	374 Million 77 Million	1,563 Million 328 Million
Fuel Price per Gallon (including fuel taxes and impact of hedges)	$2.71	$2.71

Fuel Hedges as of December 31, 2007
For the first quarter 2008, Continental had hedged approximately 20% of its projected consolidated fuel requirements using zero cost collars in heating oil with an average call price of $2.41 per gallon and an average put price of $2.25 per gallon.

For the second quarter 2008, Continental had hedged approximately 5% of its projected consolidated fuel requirements using zero cost collars in heating oil with an average call price of $2.55 per gallon and an average put price of $2.39 per gallon.

For the un-hedged portion of its consolidated fuel requirements, the Company is assuming an average cost per barrel for crude oil based on the forward curve as January 9, 2008 of $95.16, $93.48, $92.07, and $90.80 for the first, second, third and fourth quarters, respectively. An average jet fuel crack spread of approximately $17.00 is assumed for the full year.

Selected Expense Amounts	2008 Estimated Amounts ($Millions)
	1st Qtr.(E)	Full Year (E)
Aircraft Rent Depreciation & Amortization Net Interest Expense	$245 $107 $53	$968 $448 $242

Continental Airlines, Inc. Tax Computation
The Company will begin to recognize income tax expense in 2008. However, the Company does not expect to pay significant cash income taxes in 2008 as it has approximately $3.2 billion of net operating loss carryforwards remaining to use to offset future cash income taxes.

2008 Estimate
	1st Qtr.(E)	Full Year(E)
Taxes on Profit/(Loss) Permanent Tax Differences Total Tax	Tax Rate of 36.9% $ 1.6 Million Sum of the Above	Tax Rate of 36.9% $6.4 Million Sum of the Above	Expense/(Benefit) Expense Expense/(Benefit)

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

Debt and Capital Leases
Continental's total Debt and Capital Leases balance at year end was $5.0 billion, of which $4.8 billion was debt. Of the $4.8 billion in debt, $620 million is current and payable over the next twelve months.

Scheduled debt and capital lease principal payments for the full year 2008 are estimated to be $652 million with first quarter 2008 payments estimated to be approximately $147 million. However, there is approximately $200 million of aircraft debt maturing this year that the Company expects to refinance.

Cash Capital Expenditures (in millions)	2007 ($Millions)	2008(E) ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Paid/(Refunded) Total Cash Capital Expenditures	$128 253 64 $445 219 $664	$160 - 180 300 - 430 72 $532 - 682 6 $538 - 688

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2008 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing and income taxes impact)
Over $48 Between $13 - $48 Under $13 Net Loss	98 98 98 98	113 109 101 98	$3 $1 -- --

Full Year 2008 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing and income taxes impact)
Over $197 Between $52 - $197 Under $52 Net Loss	99 99 99 99	114 110 101 99	$12 $5 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Fleet News

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

December 31, 2007

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits				Total
	YE 2007	1Q08E	2Q08E	3Q08E	4Q08E	YE 2008E
Mainline 777-200ER 767-400ER 767-200ER 757-300 757-200 737-900ER 737-900 737-800 737-700 737-500* 737-300*	- 20 16 10 17 41 - 12 105 36 60 48	- - - - - - 4 - 3 - (3) -	- - - - - - 6 - 3 - (2) -	- - - - - - 5 - 4 - (4) -	- - - - - - 5 - 2 - (8) (1)	20 16 10 17 41 20 12 117 36 43 47
Total	365	4	7	5	(2)	379

Regional
ERJ-145XR ERJ-145 ERJ-135 CRJ200LR Q400 Q200 Beech 1900	60 135 30 24 - 11 3	- - - - 6 2 (3)	- - - - 9 3 -	- - - - - - -	- - - (7) - - -	60 135 30 17 15 16 -
Total	263	5	12	-	(7)	273

Total Count	628	9	19	5	(9)	652

*Final mix and quantity of 737-300 / 737-500 exits subject to change